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                                                                Exhibit 1



       Allegheny Energy Dismayed at Pennsylvania ALJs'
                     Recommendations on
                    Merger, Restructuring

    Company is hopeful that final PUC decision will allow consumers to benefit from merger


     March 26, 1998, Hagerstown, Md.-Allegheny Energy today

expressed profound disappointment with the recommendations

of two Pennsylvania Administrative Law Judges (ALJs) who

recommended an 18-month delay of the proposed merger of the

Company and DQE, Inc.  Also recommended was an 85 percent

reduction in the Company's claim for stranded cost recovery.

     According to Allegheny Energy Senior Vice President and

Chief Financial Officer Michael P. Morrell, the Company is

carefully studying the ALJs' recommendations in preparation

for action by the Public Utility Commission (PUC).

     "We strongly believe that the Allegheny Energy

restructuring case and the merger as proposed are in the

best interests not only of the Company, but consumers,

employees, and the state of Pennsylvania," Morrell said.

"We made a strong case, backed by analyses from a highly

respected economic analysis firm.  The ALJs' recommendations fail to recognize that this case and the merger mean lower

rates for consumers and a strong regional company that will

keep jobs in Pennsylvania."

     Morrell added, "The Company is fully committed to the

merger.  It is important to remember that the ALJs'

recommendations are only the first step in the process.  We

are hopeful

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that the PUC will amend this decision so that the merger can go forward and Pennsylvania can realize its benefits.

Yesterday's confirmation of the merger by the Maryland

Public Service Commission is more proof that this is indeed

the right step forward for our companies and the region.

      "While we still need to study the documents in more

detail, it is clear that an 18-month delay would keep the

benefits of the merger from reaching our customers until the year 2000, instead of this summer," said Morrell.

"Allegheny Energy is by far the lowest-cost provider of

electricity in Pennsylvania.  In order to remain the lowest-

cost provider, we need to strengthen our Company through our proposed merger with DQE."

     Morrell added that the ALJ's recommendation on stranded

investment, the collection of which is clearly provided for

in the state's Electricity Generation Customer Choice and

Competition Act, provides for the collection of only 15

percent of the Company's costs.

     "The amount provided for stranded investments is

completely inadequate and is financially unfair to the

Company and to its shareholders.  The lowest-cost utility in the state should not be punished for making investments that maintain those low rates.  We are confident that, when the

PUC reviews all of the information in this proceeding, its

members will appreciate the steps we have taken to keep

costs low for customers for many years, to maintain jobs in

western Pennsylvania, and to contribute to the economy of

the region.  We will continue to stress our case to the PUC

as this process moves forward and believe that the

Commission, in its wisdom, will do the right thing for

Allegheny Energy's Pennsylvania operations, for the new

company, and for the consumers of Pennsylvania."

     In April 1997, Allegheny Energy and DQE announced their

intent to merge.  The new company will be the tenth largest

investor-owned utility in the nation, based on total

kilowatt-hour sales, and would serve nearly 2 million

customers in five states.  The combination is expected to

produce savings of about $1 billion over a 10-year period

and create benefits for

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consumers.  In addition to the approval required from the

PUC, the merger is also under review by the Federal Energy

Regulatory Commission, the Securities and Exchange

Commission, the Nuclear Regulatory Commission, the Federal

Trade Commission, and the Department of Justice.

     Allegheny Energy is an investor-owned electric utility

providing approximately 41 billion kilowatt-hours of

electricity to 1.4 million customers in Maryland, Ohio,

Pennsylvania, West Virginia, and Virginia.  Its electric

utility subsidiaries are now doing business as Allegheny

Power.

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